Addendum No. 1 to Fact Sheets listed in the table beginning on page A-1	Filed Pursuant to Rule 433 Registration Statement No. 333-218604-02 March 23, 2020

This Addendum No. 1 to the Fact Sheets listed in the table beginning on page A-1 amends, restates and supersedes Credit Suisse’s estimated value of each $1,000 principal amount of the securities on the Trade Date set forth in the Fact Sheets. None of the other terms of the securities are affected by this Addendum No. 1.

Credit Suisse’s estimated value of each $1,000 principal amount of the securities on the Trade Date for the respective securities is listed in the corresponding cell under the column titled “New Estimated Value Range”.

Fact Sheet (Title of Securities)	Date of Fact Sheet	Tranche	CUSIP	New Estimated Value Range
Contingent Coupon Autocallable Yield Notes due March 31, 2022	March 3, 2020	U4747	22551NUF1	$900 to $950
Autocallable Securities due March 31, 2025	March 3, 2020	T1798	22551NUD6	$900 to $950
Autocallable Securities due April 3, 2025	March 3, 2020	T1799	22551NUE4	$900 to $950
Contingent Coupon Autocallable Yield Notes due April 4, 2022	March 5, 2020	U4748	22551NUG9	$900 to $950

Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplements, product supplements, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the applicable Preliminary Pricing Supplement, any Underlying Supplement dated April 19, 2018, Product Supplement I-A dated June 30, 2017, Product Supplement I-B dated June 30, 2017, Product Supplement I-C dated June 30, 2017 and Product Supplement I-G dated October 4, 2017, as applicable, Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

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